Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

Eve Holding, Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Primary Offering: Common Stock, par value $0.001 per share	457(c)	61,400,000	(3)	$9.26	$568,564,000	.0000927	$52,705.88

	Equity	Secondary Offering: Common Stock, par value $0.001 per share	457(c)	311,780,000	(4)	$9.26	$2,887,082,800	.0000927	$267,632.58

	Warrants	Secondary Offering: Warrants to purchase Common Stock	457(g)	14,250,000	(5)				(6)

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts						$3,455,646,800		$320,338.46

	Total Fees Previously Paid								$0.00

	Total Fee Offsets								$0.00

	Net Fee Due								$320,338.46

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price shown is the average of the high and low selling price of the common stock on May 24, 2022, as reported on the New York Stock Exchange.

(3)

Consists of up to 61,400,000 shares of common stock, comprising (i) the shares of common stock, par value $0.001 per share, that may be issued upon exercise of 11,500,000 outstanding public warrants that were issued to stockholders in connection with the IPO, (ii) the shares of common stock that may be issued upon exercise of 14,250,000 outstanding private placement warrants held by certain parties to the Amended and Restated Registration Rights Agreement, and (iii) up to 35,650,000 shares of common stock that may be issued upon exercise of new warrants that have been issued or are issuable, subject to triggering events, to certain Strategic PIPE Investors.

(4)

Consists of up to 311,780,000 shares of common stock registered for resale by the Selling Securityholders, comprising (i) 220,000,000 shares of common stock issued in connection with the business combination, (ii) 35,730,000 shares of common stock issued to certain qualified institutional buyers and accredited investors in private placements consummated in connection with the business combination, (iii) 5,750,000 shares of common stock that were converted in connection with the business combination on a one-to-one basis from Zanite Class B common stock, (iv) 260,000 shares of common stock underlying restricted stock units granted to certain directors and an officer of Eve Holding, (v) 140,000 restricted shares of common stock granted to an officer of Eve Holding, (vi) up to 14,250,000 shares of common stock that may be issued upon exercise of private placement warrants held by certain parties to the Amended and Restated Registration Rights Agreement, and (vii) up to 35,650,000 shares of common stock that may be issued upon exercise of new warrants that have been issued or are issuable, subject to triggering events, to certain Strategic PIPE Investors.

(5)	Consists of 14,250,000 private placement warrants held by certain parties to the Amended and Restated Registration Rights Agreement.
(6)	In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the shares of common stock underlying the warrants, and no separate fee is payable for the warrants.